SPROTT FUNDS TRUST 485BPOS

Exhibit 99(h)(8)

Exhibit B
Sub-Licensee Agreement

This Sub-Licensee Agreement (“Sub-Licensee Agreement”), is made by and between Sprott Funds Trust (“Licensee”), whose principal offices are located at 1910 Palomar Point Way, Suite 200, Carlsbad, CA 92008 and who is a Licensee of Nasdaq, Inc. (“Nasdaq”), a Delaware Corporation whose principal offices are located at 151 West 42nd Street, New York, New York 10036 and Sprott Funds Trust (“Sub-Licensee”), whose principal offices are located at South Tower, 200 Bay Street, 200 Bay St. #2600, Toronto, ON M5J 2J1, Canada, on behalf of the following, which are series of the Sprott Funds Trust: Sprott Energy Transition Materials ETF, Sprott Lithium Miners ETF, Sprott Nickel Miners ETF, Sprott Junior Copper Miners ETF and Sprott Junior Uranium ETF.

WHEREAS, Nasdaq determine the components and the proprietary data contained within each Nasdaq branded index (each an “Index” and collectively the “Indexes”);

WHEREAS, Nasdaq calculates, maintains, and disseminates the Index;

WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Index and associated trade names and registered trademarks (“Marks”) in relating to certain Products (“License Agreement”); and

WHEREAS, Licensee desires to sublicense the Index and Marks to Sub-Licensee in order to carry out the purposes of the License Agreement which may include, but not be limited to, Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component; and

WHEREAS, Licensee is legally authorized to issue shares of the fund, or issue, enter into, write, sell, purchase and/or renew (“Issue”, “Issuing”, or “Issuance”) such Products, and each Products will be Issued as legally required under applicable law;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

1.	Scope of Sub-License. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) Nasdaq has against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.
2.	No Further Sub-License. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.
3.	Term. The Term of this Sub-Licensee Agreement automatically terminates, without notice, if the Term of the License Agreement terminates for any reason.
4.	Fees. The Licensee grants the Sub-Licensee its rights to use the Indexes and Marks pursuant to the Licensing Agreement at no cost to the Sub-Licensee.

1

5.	General Provisions. The provisions of the License Agreement govern this Sub-Licensee Agreement. All terms and definitions used in this Sub-Licensee Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. LICENSEE HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF THE LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEE.

IN WITNESS WHEREOF, the Parties hereto have caused this Sub-Licensee Agreement to be executed by their duly authorized officers.

Sprott Asset Management, LP (“Licensee”):	Sprott Funds Trust (“Sub-Licensee”)
By:	By:
Name (Print):	Name (Print):
Title:	Title:
Date:	Date:

2